CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement, (Form N-1A), and related Statement of Additional Information of Stratton Small-Cap Value Fund, a series of The Stratton Funds, Inc. and to the inclusion of our report dated January 20, 2006 to the Shareholders and Board of Directors of The Stratton Mutual Funds.

/s/ Tait, Weller & Baker LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 24, 2006